SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report: (Date of earliest event reported) October 30, 2002



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                               1-3247                16-0393470
(State or other jurisdiction           (Commission           (I.R.S. Employer
of incorporation)                      File Number)          Identification No.)



One Riverfront Plaza, Corning, New York                      14831
(Address of principal executive offices)                     (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events and Regulation FD Disclosure.


Item 7.   Financial Statements and Exhibits.


Exhibits:

The Registrant's press release of October 30, 2002.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                               CORNING INCORPORATED
                               Registrant



Date: October 30, 2002         By    /s/  KATHERINE A. ASBECK
                                          ------------------------------------
                                          Katherine A. Asbeck
                                          Senior Vice President and Controller

FOR RELEASE -- OCTOBER 30, 2002


Corning Contacts:
Media Relations                                 Investor Relations
Daniel F. Collins                               Kenneth C. Sofio
(607) 974-4197                                  (607) 974-7705
collinsdf@corning.com                           sofiokc@corning.com





    Corning Announces Third-Quarter Results and Fourth-Quarter Restructuring

                   Financial performance within guidance range
        Fourth-quarter restructuring expected to be $550 to $650 million
             Corning proposes three optical fiber facility closures


CORNING, N.Y. -- Corning Incorporated (NYSE:GLW) today announced that its third-quarter sales were $837 million and that it recorded a net loss to common shareholders of $260 million, or $0.25 per share. The company's third-quarter loss includes a previously announced restructuring and impairment pretax charge of $125 million ($85 million after-tax and minority interest), or $0.08 per share, and a $0.12 reduction in earnings per share as a result of the declaration of dividends on Corning's 7.00% Series C mandatory convertible preferred stock offering completed in the quarter. Third-quarter results also include a gain from debt repurchases of $22 million ($13 million after-tax), or $0.01 per share.

"Overall, we are pleased that our third-quarter financial performance is in line with the guidance we provided last July," James R. Houghton, chairman and chief executive officer, said. "We continue to reduce quarterly costs and we have done a good job of managing cash flow. However, we are not satisfied with quarterly losses; therefore we will take additional restructuring actions in the fourth quarter. These are designed to protect Corning's long-term financial health and move us toward our goal of returning to profitability in 2003."






                                     (more)

Corning Announces Third-Quarter Results and Fourth-Quarter Restructuring
Page Two


The company said that it anticipates taking restructuring and asset impairment charges in the range of $550 to $650 million pretax in its fourth quarter. The charges would include the impact of the permanent closing of Corning's optical fiber factory in Australia and the proposed closing of its German optical fiber facility, as well as the mothballing of its optical fiber factory in Concord, N.C. The charges would also include the impact of proposed reductions in capacity and employment levels in the company's cable, hardware and equipment and photonic technologies businesses.

Third-Quarter Operating Results
Sales for the quarter of $837 million represent a sequential decline of 7% from second-quarter sales of $896 million. This sequential sales decline was primarily driven by continued lower demand across all the telecommunications businesses. Volume in the optical fiber and cable business declined by 10% and optical fiber prices declined 10% to 15%.

The information display segment, which was fueled by the continued popularity of flat screen monitors and increasing demand for projection televisions, experienced a 7% sequential increase in sales, which was more than offset by the decline in the telecommunications segment. The company said its liquid crystal display glass shipments have increased quarter-to-quarter throughout the year and the company experienced record production in the third quarter. Corning said it continues to bring on additional manufacturing capacity to meet the increasing demand expected to continue in the fourth quarter. Flat panel glass pricing remained stable in the third quarter.

On a sequential basis, Corning's net loss before special items was slightly lower than the second quarter as lower sales and margins were offset by significant reductions in operating expenses. Approximately $20 million of the operating expense reductions in the quarter are not expected to recur in the fourth quarter. In addition, Corning's results benefited by approximately $10 million from an increase in the tax benefit rate in the quarter.

Liquidity Update
Corning said that it had more than $1.6 billion in cash and short-term investments at the end of the third quarter, up from $1.3 billion at the end of the second quarter. This increase includes approximately $441 million raised in a preferred stock offering during the quarter. In addition, Corning continues to have access to its unused $2 billion revolving line of credit. The company's debt to capital ratio was 44% at the end of the third quarter.










                                     (more)

Corning Announces Third-Quarter Results and Fourth-Quarter Restructuring Page Three


The company used $35 million in cash during the quarter to repurchase $58 million of debt. Additionally, Corning has repurchased debentures with an accreted value of $204 million for $118 million in cash in the fourth quarter through October 29, 2002. These additional repurchases will result in Corning recording a pretax gain of $83 million in the fourth quarter. Corning said it may from time to time continue repurchases of its debt securities in open market or privately negotiated transactions.

Excluding financing activities and related investments, Corning used $110 million in cash and short-term investments during the quarter. This included $77 million in restructuring payments and a net $24 million related to the purchase of Lucent's optical fiber and cable assets in China.

Fourth-Quarter Restructuring Charges
Corning said it will take fourth-quarter pretax restructuring charges in the range of $550 to $650 million for the following actions:
     . The permanent closing of its optical fiber manufacturing facility in Noble Park, Victoria, Australia, and the proposed closing of its Neustadt bei Coburg, Germany optical fiber plant. These closures are proposed to be completed by early 2003. Corning will also mothball its optical fiber manufacturing facility in Concord, N.C., and transfer certain capabilities to its Wilmington, N.C., facility. Corning believes that the Concord facility can be returned to productive capacity within six to nine months of a decision to reopen.
     . Proposed reductions in capacity and employment in Corning's cabling and hardware and equipment locations worldwide to reduce costs.
     . Permanent closure of its photonic technologies thin film manufacturing facility in Marlborough, Mass., by the end of 2002.

Corning said these restructuring actions will result in a reduction of approximately 2,200 employees. Of the total restructuring charge of $550 to $650 million, approximately 25% is expected to be paid in cash.

The company expects to realize annualized savings of at least $165 million from this latest round of restructuring and cost reduction programs. These cost savings are in addition to the $265 million in annual cost savings to be realized from the previously announced restructuring actions taken in the second and third quarter.

"The challenge confronting the telecommunications industry is the most serious we have faced," said James B. Flaws, vice chairman and chief financial officer. "Telecom carriers continue to indicate that they will further reduce investments in 2003. As a result, we are taking decisive action to re-size our businesses to reflect today's economic realities. These actions will contribute to our plan to achieve profitability in 2003. We are also evaluating other restructuring actions and we may announce further charges later in the current quarter."




                                     (more)

Corning Announces Third-Quarter Results and Fourth-Quarter Restructuring
Page Four


Also, as part of its plan to restore profitability, the company announced that it would continue its merit freeze for salaried employees into 2003 and also make certain benefit reductions including changes to its investment plan and retiree medical plan.

Overview of 2002 Charges
In July, Corning announced it would record a $600 million pretax restructuring and impairment charge spread over the second and third quarters, including a workforce reduction of 4,600. Today's announcement will bring the company's 2002 restructuring and impairment charges to approximately $1.3 billion pretax and headcount reductions totaling about 6,800 for the year. Last year, Corning announced the elimination of 12,000 positions. Corning's total headcount will approximate 23,500 upon completion of this latest round of restructuring.

"These reductions are extremely painful. We are losing talented people who have made valuable contributions to Corning and we are acutely aware of the impact these actions have on the communities in which we operate," Flaws said.

Fourth-Quarter Outlook
Corning said it expects fourth-quarter sales will be in the range of $775 to $825 million and its net loss will be in the range of $0.08 to $0.12 per share, excluding restructuring and impairment charges announced today. The expected decline in fourth quarter sales compared to third quarter sales is primarily due to continued volume and price declines in the optical fiber and cable business, with some impact due to seasonality. Volume is expected to decline by 10% to 15% and the rate of decline in price is expected to be slightly less than the third quarter.

Corning is expecting continued strong performance for its flat panel glass business in the fourth quarter. Sales are also expected to increase in the semiconductor business. These gains will be largely offset by seasonal declines in other businesses in the advanced materials and information display segments.

"While we will significantly reduce our optical fiber and cable manufacturing capacity with the actions announced today, we will be in a position to quickly restart our Concord factory when market conditions improve," Houghton said. "We believe in the future of optical communications. In the meantime, our diverse product portfolio, based on our commitment to technology and innovation, continues to serve us well. We are taking decisive actions to address the near-term challenges and we are protecting our market leading positions to assure future growth and profitability. We are committed to success," Houghton said.









                                     (more)

Corning Announces Third-Quarter Results and Fourth-Quarter Restructuring
Page Five


About Corning Incorporated
Established in 1851, Corning Incorporated (www.corning.com) creates leading-edge technologies that offer growth opportunities in markets that fuel the world's economy. Corning manufactures optical fiber, cable and photonic products for the telecommunications industry; and high-performance displays and components for television, information technology and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets.

Conference Call Information
The company will host a conference call at 8:30 a.m. EST on Wednesday, October 30, 2002. To access the call, dial (212) 547-0138. The password is Corning. The leader is Sofio. A replay of the call will begin at approximately 10:30 a.m. EST and will run through 5 p.m. EST on Wednesday, November 13, 2002. To access the replay, dial (402) 220-9812; a password is not required. A live audio webcast will be available at www.corning.com/investor_relations/ and will remain there for 14 days following the call.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the telecommunications industry and other business segments; the mix of sales between premium and non-premium products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.




                                       ###


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                   CONSOLIDATED STATEMENTS OF INCOME
                                          (Unaudited; in millions, except per share amounts)


                                                       For the three months ended         For the nine months ended
                                                              September 30,                      September 30,
                                                       --------------------------         -------------------------
                                                          2002           2001                2002           2001
                                                       ---------       ---------          ---------       ---------
Net sales                                              $     837       $   1,509          $   2,631       $   5,298
Cost of sales                                                674             994              2,050           3,438
                                                       ---------       ---------          ---------       ---------

Gross margin                                                 163             515                581           1,860

Operating expenses
    Selling, general and administrative expenses             158             267                538             799
    Research, development and engineering expenses           115             153                375             484
    Amortization of purchased intangibles                     11              13                 33              36
    Amortization of goodwill                                                  35                                328
    Restructuring, impairment and other charges              125             339                619           5,111
                                                       ---------       ---------          ---------       ---------

Operating loss                                              (246)           (292)              (984)         (4,898)

Interest income                                               10              15                 34              50
Interest expense                                             (44)            (37)              (136)           (105)
Gain on repurchases of debt                                   22                                 90
Other expense, net                                            (1)             (6)               (10)            (27)
                                                       ---------       ---------          ---------       ---------

Loss before income taxes                                    (259)           (320)            (1,006)         (4,980)
Benefit for income taxes                                     (79)            (60)              (299)            (29)
                                                       ---------       ---------          ---------       ---------

Loss before minority interest and equity earnings           (180)           (260)              (707)         (4,951)
Minority interest in losses (earnings) of subsidiaries         5               1                 17             (11)
Equity in earnings of associated companies                    42              39                 97             119
                                                       ---------       ---------          ---------       ---------

Net loss                                                    (133)           (220)              (593)         (4,843)

Dividends and beneficial conversion on
  Series C preferred stock                                  (127)                              (127)
                                                       ---------       ---------          ---------       ---------

Loss attributable to common shareholders               $    (260)      $    (220)         $    (720)      $  (4,843)
                                                       =========       =========          =========       =========

Basic and diluted loss per common share                $   (0.25)      $   (0.24)         $   (0.74)      $   (5.21)
                                                       =========       =========          =========       =========

Net loss adjusted for the impact of
  SFAS No. 142 in 2001                                 $    (133)      $    (145)         $    (593)      $  (4,529)
                                                       =========       =========          =========       =========
Basic and diluted loss per common share
  adjusted for the impact of SFAS No. 142 in 2001      $   (0.25)      $   (0.15)         $   (0.74)      $   (4.88)
                                                       =========       =========          =========       =========
Dividends declared per common share                    $               $                  $               $    0.12
                                                       =========       =========          =========       =========

Shares used in computing per share amounts for
  basic and diluted loss per common share                  1,036             936                977             929
                                                       =========       =========          =========       =========

The accompanying notes are an integral part of these statements.


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                      CONSOLIDATED BALANCE SHEETS
                                                             (In millions)

                                                                         Unaudited       December 31,       Unaudited
                                                                      Sept. 30, 2002         2001        Sept. 30, 2001
                                                                      --------------    -------------    --------------
ASSETS
Current assets:
   Cash and cash equivalents                                             $     983        $   1,037         $     568
   Short-term investments, at fair value                                       618            1,182             1,027
                                                                         ---------        ---------         ---------
     Total cash and short-term investments                                   1,601            2,219             1,595
   Trade accounts receivable, net of doubtful accounts
     and allowances - $48, $60 and $63                                         541              593               904
   Inventories                                                                 619              725               958
   Deferred income taxes                                                       380              347               263
   Other current assets                                                        374              223               228
                                                                         ---------        ---------         ---------

       Total current assets                                                  3,515            4,107             3,948

Restricted cash and investments                                                 70
Investments:
   Associated companies, at equity                                             696              636               581
   Others, at cost or fair value                                                74              142               143
                                                                         ---------        ---------         ---------
     Total investments                                                         770              778               724
Property, plant and equipment, at cost, net of accumulated
  depreciation - $3,405, $3,101 and $3,072                                   4,592            5,097             5,300
Goodwill, net of accumulated amortization - $661, $661 and $632              2,113            1,937             2,008
Other intangible assets, net of accumulated amortization
  - $120, $90 and $80                                                          378              352               338
Other assets                                                                   744              522               366
                                                                         ---------        ---------         ---------

Total Assets                                                             $  12,182        $  12,793         $  12,684
                                                                         =========        =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Loans payable                                                         $     213        $     477         $     347
   Accounts payable                                                            286              441               430
   Other accrued liabilities                                                   976            1,076             1,029
                                                                         ---------        ---------         ---------

       Total current liabilities                                             1,475            1,994             1,806

Long-term debt                                                               4,171            4,461             3,901
Postretirement benefits other than pensions                                    618              608               593
Other liabilities                                                              383              190               204
Commitments and contingencies
Minority interest in subsidiary companies                                      138              119               141
Series B convertible preferred stock                                                              7                 8
Shareholders' equity:
   Series C mandatory convertible preferred stock                              245
   Common stock - Par value $0.50 per share;
     Shares authorized: 3.8 billion;
     Shares issued: 1,222 million,
     1,023 million and 1,023 million                                           611              512               512
   Additional paid in capital                                                9,738            9,532             9,448
   Accumulated deficit                                                      (4,330)          (3,610)           (2,954)
   Cost of 74 million, 79 million and 78 million
     shares of common stock in treasury                                       (736)            (827)             (811)
   Accumulated other comprehensive loss                                       (131)            (193)             (164)
                                                                         ---------        ---------         ---------
       Total shareholders' equity                                            5,397            5,414             6,031
                                                                         ---------        ---------         ---------

Total Liabilities and Shareholders' Equity                               $  12,182        $  12,793         $  12,684
                                                                         =========        =========         =========

The accompanying notes are an integral part of these statements.


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                       (Unaudited; in millions)

                                                                                 For the nine months ended
                                                                                       September 30,
                                                                                   2002           2001
                                                                                 --------       ---------
Cash flows from operating activities:
   Net loss                                                                      $   (593)      $  (4,843)
   Adjustments to reconcile net loss to net cash
     (used in) provided by operating activities:
      Amortization of purchased intangibles                                            33              36
      Amortization of goodwill                                                                        328
      Depreciation                                                                    489             476
      Restructuring, impairment and other charges                                     619           5,111
      Inventory write-down                                                                            273
      Gain on repurchases of debt                                                     (90)
      Stock compensation charges                                                        2              36
      Equity in earnings of associated companies
        in excess of dividends received                                                (4)            (58)
      Minority interest, net of dividends paid                                        (17)              2
      Deferred tax benefit                                                           (127)           (182)
      Tax (expense) benefit on stock options                                           (1)             27
      Interest expense on convertible debentures                                       30              30
      Restructuring payments                                                         (193)            (22)
      Increases in restricted cash                                                    (20)
      Changes in certain working capital items                                       (204)              2
      Other, net                                                                      (73)              8
                                                                                 --------       ---------
Net cash (used in) provided by operating activities                                  (149)          1,224
                                                                                 --------       ---------

Cash flows from investing activities:
   Capital expenditures                                                              (283)         (1,532)
   Acquisitions of businesses, net of cash acquired                                   (56)            (66)
   Net proceeds from sale or disposal of assets                                        62              49
   Net increase in long-term investments and other
     long-term assets                                                                 (18)            (93)
   Short-term investments - acquisitions                                           (1,557)           (829)
   Short-term investments - liquidations                                            2,123             517
   Restricted investments - acquisitions                                             (117)
   Restricted investments - liquidations                                               67
   Other, net                                                                          (2)
                                                                                 --------       ---------
Net cash provided by (used in) investing activities                                   219          (1,954)
                                                                                 --------       ---------

Cash flows from financing activities:
   Net (repayments) borrowings of short-term debt                                    (475)            136
   Proceeds from issuance of long-term debt                                            11              70
   Repayments of long-term debt                                                      (190)            (93)
   Redemption of Series B preferred stock                                              (7)
   Proceeds from issuance of Series C preferred stock, net                            558
   Proceeds from issuance of common stock, net                                         47             246
   Redemption of common stock for income tax withholding                               (1)            (25)
   Repurchases of common stock for treasury                                           (23)
   Cash dividends paid to preferred/common shareholders                               (67)           (112)
                                                                                 --------       ---------
Net cash (used in) provided by financing activities                                  (147)            222
                                                                                 --------       ---------

Effect of exchange rate changes on cash and cash equivalents                           23               6
                                                                                 --------       ---------
Cash used in continuing operations                                                    (54)           (502)
                                                                                 --------       ---------
Cash used in discontinued operations                                                                   (9)
                                                                                 --------       ---------
Net decrease in cash and cash equivalents                                             (54)           (511)
Cash and cash equivalents at beginning of year                                      1,037           1,079
                                                                                 --------       ---------

Cash and cash equivalents at end of period                                       $    983       $     568
                                                                                 ========       =========

The accompanying notes are an integral part of these statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 Quarter 3, 2002

1.   Operating Segments

Corning's reportable operating segments consist of Telecommunications, Advanced Materials and Information Display. Corning includes the earnings of equity affiliates that are closely associated with Corning's operating segments in segment net income. In the second quarter of 2002, Corning revised its definition of segment net income. Prior to the second quarter, Corning disclosed restructuring and impairment charges by segment but excluded this from quantitative segment results. These charges have now been included in segment net income and historical periods have been conformed to this presentation. Information about the performance of Corning's three operating segments for the third quarter and nine months of 2002 and 2001 is presented below. These amounts exclude revenues, expenses and equity earnings not specifically identifiable to segments.

Corning prepared the financial results for its three operating segments on a basis that is consistent with the manner in which Corning management internally disaggregates financial information to assist in making internal operating decisions. Corning has allocated some common expenses differently than it would for stand-alone financial information prepared in accordance with generally accepted accounting principles. These expenses include interest, taxes and corporate functions. Segment net income may not be consistent with measures used by other companies.

                                                                    Three months ended              Nine months ended
                                                                       September 30,                  September 30,
                                                                  ----------------------         ----------------------
                                                                     2002         2001             2002          2001
                                                                  ---------     --------         ---------    ---------
Telecommunications
Net sales                                                         $     366     $  1,089         $   1,268    $   3,915
Research, development and engineering expenses                    $      71     $    110         $     243    $     366
Interest expense                                                  $      27     $     24         $      84    $      72
Segment (loss) earnings before
  equity (losses) earnings and restructuring, impairment
  and other charges                                               $    (132)    $     14         $    (409)   $     184
    Equity in (losses) earnings of associated companies                  (5)           4               (12)          15
                                                                  ---------     --------         ---------    ---------
Segment (loss) earnings before restructuring, impairment
  and other charges                                                    (137)          18              (421)         199
Restructuring, impairment and other charges, net of tax                 (61)        (222)             (320)      (4,948)
                                                                  ---------     --------         ---------    ---------
Segment net loss                                                  $    (198)    $   (204)        $    (741)   $  (4,749)
                                                                  =========     ========         =========    =========

Advanced Materials
Net sales                                                         $     239     $    234         $     714    $     767
Research, development and engineering expenses                    $      31     $     31         $      94    $      87
Interest expense                                                  $       9     $      7         $      25    $      17
Segment earnings before equity earnings and
  restructuring charges                                           $       2     $      2         $      12    $      39
    Equity in earnings of associated companies                           11            6                31           19
                                                                  ---------     --------         ---------    ---------
Segment earnings before restructuring charges                            13            8                43           58
Restructuring charges, net of tax                                        (3)                            (4)
                                                                  ---------     --------         ---------    ---------
Segment net income                                                $      10     $      8         $      39    $      58
                                                                  =========     ========         =========    =========

Information Display
Net sales                                                         $     228     $    183         $     635    $     602
Research, development and engineering expenses                    $      13     $     12         $      38    $      31
Interest expense                                                  $      10     $      6         $      27    $      16
Segment earnings before minority interest, equity
  earnings and restructuring charges                              $      17     $     11         $      28    $      57
    Minority interest in losses (earnings) of subsidiaries                5            1                16          (11)
    Equity in earnings of associated companies                           32           27                86           81
                                                                  ---------     --------         ---------    ---------
Segment earnings before restructuring charges                            54           39               130          127
Restructuring charges, net of tax                                        (1)                            (1)
                                                                  ---------     --------         ---------    ---------
Segment net income                                                $      53     $     39         $     129    $     127
                                                                  =========     ========         =========    =========


                                                                    Three months ended              Nine months ended
                                                                       September 30,                  September 30,
                                                                  ----------------------         ----------------------
                                                                     2002         2001             2002          2001
                                                                  ---------     --------         ---------    ---------
Total Segments
Net sales                                                         $     833     $  1,506         $   2,617    $   5,284
Research, development and engineering expenses                    $     115     $    153         $     375    $     484
Interest expense                                                  $      46     $     37         $     136    $     105
Segment (loss) earnings before minority interest,
  equity earnings and restructuring, impairment and
  other charges                                                   $    (113)    $     27         $    (369)   $     280
    Minority interest in losses (earnings) of subsidiaries                5            1                16          (11)
    Equity in earnings of associated companies                           38           37               105          115
                                                                  ---------     --------         ---------    ---------
Segment (loss) earnings before restructuring, impairment
  and other charges                                                     (70)          65              (248)         384
Restructuring, impairment and other charges, net of tax                 (65)        (222)             (325)      (4,948)
                                                                  ---------     --------         ---------    ---------
Segment net loss                                                  $    (135)    $   (157)        $    (573)   $  (4,564)
                                                                  =========     ========         =========    =========

A reconciliation of the totals reported for the operating segments to the applicable line items in the consolidated financial statements is as follows (in millions):

                                                                    Three months ended              Nine months ended
                                                                       September 30,                  September 30,
                                                                  ----------------------         ----------------------
                                                                     2002         2001             2002          2001
                                                                  ---------     --------         ---------    ---------

Net sales
       Total segment net sales                                    $     833     $  1,506         $   2,617    $   5,284
       Non-segment net sales (a)                                          4            3                14           14
                                                                  ---------     --------         ---------    ---------

           Total net sales                                        $     837     $  1,509         $   2,631    $   5,298
                                                                  =========     ========         =========    =========


Net loss
       Total segment net loss (b)                                 $    (135)    $   (157)        $    (573)   $  (4,564)
           Unallocated items:
       Non-segment loss and other (a)                                    (2)          (1)               (4)          (4)
       Amortization of goodwill (c)                                                  (35)                          (328)
       Non-segment restructuring, impairment and
         other charges (d)                                              (28)                          (155)
       Interest income (e)                                               10           15                34           50
       Gain on repurchases of debt (e)                                   22                             90
       Income tax (f)                                                    (3)         (44)                8           (1)
       Minority interest                                                                                 1
       Equity in earnings of associated companies (a)                     3            2                 6            4
                                                                  ---------     --------         ---------    ---------

           Net loss                                               $    (133)    $   (220)        $    (593)   $  (4,843)
                                                                  =========     ========         =========    =========

(a)  Includes amounts derived from corporate investments and activities.
(b)  Includes royalty, interest and dividend income.
(c)  Amortization  of  goodwill  relates  primarily  to  the  Telecommunications
     Segment.
(d) Amount includes special termination benefits of $5 million and pension and postretirement benefit curtailment charges of $35 million recorded in the third quarter and nine months of 2002, respectively. The balance of the charge relates to restructuring and impairment charges in the corporate research and administrative staff organizations.
(e) Corporate interest income and gain on repurchases of debt is not allocated to reportable segments.
(f)  Includes tax associated with unallocated items.

2.   Restructuring, Impairment and Other Charges

2002 Restructuring Actions

During the second quarter, Corning undertook actions to reduce its costs. The intent to do so was announced in April 2002. At that time, it was estimated that restructuring, fixed asset impairments, and impairments of investments could total approximately $600 million and would be recorded over the second and third quarters.

Actions approved and initiated in the second quarter include the following:

..    permanent  abandonment  of  certain  construction  projects  that  had been
     stopped   in  2001  in  the   fiber   and   cable   business   within   the
     Telecommunications Segment,
..    closure   of   minor   manufacturing    facilities,    primarily   in   the
     Telecommunications Segment,
..    closure and consolidation of research facilities,
..    elimination  of  positions  worldwide  through  voluntary  and  involuntary programs, and
..    divestiture  of a portion of the  controls and  connectors  business in the
     Telecommunications Segment.

In addition, Corning impaired cost based investments in a number of private telecommunications companies.

These second quarter actions resulted in a net pre-tax charge totaling $494 million ($328 million after-tax) for the quarter ended June 30, 2002. The charge includes restructuring costs of $204 million offset by a $5 million reversal of the 2001 restructuring charge, $224 million for the impairment of plant and equipment offset by a $5 million reversal of the 2001 impairment charge, $60 million for the impairment of cost investments and a $16 million loss on divestiture. Approximately $174 million of the charge recorded in the second quarter is expected to be paid in cash.

The third quarter charges resulted in a pre-tax charge totaling $125 million ($85 million after-tax and minority interest) for the quarter ended September 30, 2002. The charge includes restructuring costs of $58 million and $67 million for the impairment of plant and equipment. Approximately $53 million of the charge recorded in the third quarter is expected to be paid in cash. As of September 30, 2002, approximately 3,000 of the 4,600 employees had been separated under the 2002 plans. Corning expects the remaining employees to be separated by September 30, 2003. Certain obligations of the plans will be paid in 2003 and beyond.

Fourth Quarter
On October 30, 2002, Corning announced its intent to take additional measures to attain profitability in 2003. The continued decline in demand in the Telecommunications Segment requires further restructuring to bring capacity in line with current revenues. The fourth quarter pre-tax charge is expected to approximate $550 million to $650 million and impact approximately 2,200 employees. Approximately one quarter of this charge is expected to be paid in cash. The fourth quarter actions will include:

..    the permanent closing of its optical fiber manufacturing  facility in Noble
     Park, Victoria, Australia, and the proposed closing of its Neustadt Bei Coburg, Germany plant. These closures are proposed to be completed by early 2003. Corning will also mothball its optical fiber manufacturing facility in Concord, N.C., and transfer certain capabilities to its Wilmington, N.C., facility. Corning believes that the Concord facility can be returned to productive capacity within six to nine months of a decision to reopen,
..    proposed  reductions in capacity and  employment  in Corning's  cabling and hardware and equipment locations worldwide to reduce costs, and
..    permanent   closure  of  its   photonic   technologies   thin  film  filter
     manufacturing facility in Marlborough, Mass., by the end of 2002.

3.   Gain on Repurchases of Debt

During the third quarter of 2002, Corning repurchased and retired a portion of its zero coupon convertible debentures with an accreted value of $58 million in exchange for cash of $35 million in a series of open market repurchases. Corning recorded a gain of $22 million ($13 million after-tax) on these transactions, net of the write-off of the unamortized issuance costs.

Corning repurchased and retired zero-coupon convertible debentures with an accreted value of $278 million in exchange for cash of $183 million for the nine months ended September 30, 2002. Corning has recorded gains of $90 million ($55 million after-tax) on these transactions for the nine months ended September 30, 2002.

4.   Income Taxes

Corning's effective income tax benefit rate for the three and nine month periods ended September 30, 2002, was 30.3% and 29.7%, respectively. The income tax benefit rate in the third quarter and nine months of 2002 was impacted by specific tax benefit calculations for restructuring, impairment and other charges and the gain on repurchases of debt. The effective benefit rate without consideration of these items was 31.1% and 27%, respectively, for the quarter and nine months of 2002. The effective income tax benefit rate in the quarter and year to date is lower than the U.S. statutory income tax rate of 35% due to the impact of unusable tax credits and nondeductible expenses and losses.

In 2002, the U.S. enacted tax legislation that extended the net operating loss carryback period from two to five years. Due to this legislation change, Corning will be able to carryback the anticipated 2002 U.S. federal net operating loss and claim a refund which would not have otherwise been available. Current assets at September 30, 2002, include a receivable of $185 million as a result of Corning availing itself of this opportunity.

The effective income tax benefit rate for the three and nine months ended September 30, 2001, was 18.8% and 0.6%. These tax rates are much lower than the U.S. statutory income tax rate primarily due to non-tax deductible impairment and amortization of acquired intangibles and goodwill.

5.   Supplementary Statement of Cash Flows Data

Supplemental disclosure of cash flow information is as follows (in millions):

                                                      For the nine months ended
                                                            September 30,
                                                      -------------------------
                                                        2002            2001
                                                      ---------      ---------

Changes in certain working capital items:
   Trade accounts receivable                          $      81      $     384
   Inventories                                               87           (198)
   Other current assets                                    (118)           127
   Accounts payable and other current liabilities,
      net of restructuring payments                        (254)          (311)
                                                      ---------      ---------
   Total                                              $    (204)     $       2
                                                      =========      =========

6. 7% Series C Mandatory Convertible Preferred Stock and Series B Convertible Preferred Stock

In August 2002, Corning issued 5.75 million shares of 7% Series C mandatory convertible preferred stock resulting in proceeds of $558 million. Upon issuance, a one-time dividend of $117 million was declared for all dividends that will be payable from issuance through the mandatory conversion date of August 16, 2005. Corning purchased $117 million of U.S. treasury securities to secure the payment of dividends resulting in net proceeds to the company of $441 million. In addition, Corning redeemed the remaining 69 thousand shares of Series B preferred stock for $7 million in August. At September 30, 2002, approximately 3.3 million shares of the Series C preferred stock had been converted into 167.9 million common shares.

7.   Business Combination

In September 2002, Corning completed the acquisition of Lucent Technologies Shanghai Fiber Optic Co., Ltd. and Lucent Technologies Beijing Fiber Optic Cable Co., Ltd. In connection with an amendment dated September 30, 2002, the consideration paid to Lucent by Corning was changed from cash to a combination of cash and stock. Corning paid approximately $123 million in cash, $27 million in a note payable in the fourth quarter and issued $48 million in Corning common stock in consideration. In addition, the transaction requires a contingent performance payment of $25 million if certain milestones are achieved. Corning acquired $100 million in cash and owes a dividend of $15 million payable to minority shareholders in the fourth quarter.

8.   Accounting Change

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." Among other provisions, goodwill will no longer be amortized but will be subject to impairment tests at least annually. SFAS No. 142 was effective for Corning on January 1, 2002. Corning completed its initial impairment review during the first quarter and concluded a transitional impairment charge from the adoption of the standard was not required.

Corning has selected the fourth quarter to conduct annual impairment tests. The outcome of the impairment test is primarily dependent upon the fair value of the reporting units. Business conditions in the telecommunications industry have deteriorated during the year and are depressed such that it appears the fair value of Corning's telecommunications reporting unit is currently lower than at the benchmark assessment date of January 2002. As part of the annual impairment test, management is currently studying short and long-term market indicators and alternative growth patterns. Based on the work performed to date, it appears reasonably possible that a portion, but not all of the company's goodwill is impaired, however, the amount of impairment, if any, is not reasonably estimable at this time. Management will complete the impairment test in the fourth quarter and record any required goodwill impairment charge. The goodwill related to the Telecommunications Segment is $1.9 billion at September 30, 2002. Management believes there are a range of possible outcomes and no assurance can be given that an impairment charge will not be required.

The following table presents a reconciliation of reported net loss and loss per share to adjusted net loss and loss per share, as if SFAS No. 142 had been in effect as follows:

                                                                          For the three             For the nine
                                                                          months ended              months ended
(In millions, except per share amounts)                                September 30, 2001        September 30, 2001
-----------------------------------------------------------------------------------------------------------------------

Reported net loss                                                          $    (220)               $   (4,843)
Addback:  Amortization of goodwill, net of income taxes                           75                       314
                                                                           ---------                ----------
Adjusted net loss                                                          $    (145)               $   (4,529)
                                                                           =========                ==========

Reported loss per share - basic                                            $   (0.24)               $    (5.21)
Addback:  Amortization of goodwill, net of income taxes                         0.09                      0.33
                                                                           ---------                ----------
Adjusted loss per share - basic                                            $   (0.15)               $    (4.88)
                                                                           =========                ==========

Reported loss per share - diluted                                          $   (0.24)               $    (5.21)
Addback:  Amortization of goodwill, net of income taxes                         0.09                      0.33
                                                                           ---------                ----------
Adjusted loss per share - diluted                                          $   (0.15)               $    (4.88)
                                                                           =========                ==========

9.   Reclassifications

Certain   amounts  in  2001  have  been   reclassified   to  conform  with  2002
classifications.


                                                         CORNING INCORPORATED
                                                      QUARTERLY SALES INFORMATION
                                                             (In millions)


                                                                                  2002
                                                     --------------------------------------------------------------
                                                         Q1           Q2           Q3           Q4          Total
                                                     ---------    ---------     --------     --------     ---------

Telecommunications
   Fiber and cable                                   $    255     $    212      $   195      $            $    662
   Hardware and equipment                                 135          153          136                        424
   Photonic technologies (a)                               36           39           17                         92
   Controls and connectors                                 39           33           18                         90
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    465     $    437      $   366      $            $  1,268
                                                     ========     ========      =======      =======      ========


Advanced Materials
   Environmental                                     $     94     $    102      $   102      $            $    298
   Life sciences                                           70           74           71                        215
   Other advanced materials                                69           66           66                        201
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    233     $    242      $   239      $            $    714
                                                     ========     ========      =======      =======      ========


Information Display
   Display technologies                              $     93     $    102      $   106      $            $    301
   Conventional video components                           43           41           47                        131
   Precision lens                                          59           69           75                        203
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    195     $    212      $   228      $            $    635
                                                     ========     ========      =======      =======      ========


                                                                                  2001
                                                     --------------------------------------------------------------
                                                         Q1           Q2           Q3           Q4          Total
                                                     ---------    ---------     --------     --------     ---------

Telecommunications
   Fiber and cable                                   $    875     $    939      $   779      $   296      $  2,889
   Hardware and equipment                                 248          231          187          151           817
   Photonic technologies                                  250          168           76           53           547
   Controls and connectors                                 60           55           47           43           205
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $  1,433     $  1,393      $ 1,089      $   543      $  4,458
                                                     ========     ========      =======      =======      ========


Advanced Materials
   Environmental                                     $    108     $     96      $    90      $    85      $    379
   Life sciences                                           70           69           65           63           267
   Other advanced materials                               104           86           79           78           347
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    282     $    251      $   234      $   226      $    993
                                                     ========     ========      =======      =======      ========


Information Display
   Display technologies                              $     62     $     87      $    79      $    95      $    323
   Conventional video components                           86           73           47           46           252
   Precision lens                                          53           58           57           57           225
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    201     $    218      $   183      $   198      $    800
                                                     ========     ========      =======      =======      ========

(a)  Optical  network   devices   business  has  been  combined  with  photonics
     technologies for all periods presented.


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                   CONSOLIDATED STATEMENTS OF INCOME
                                          (Unaudited; in millions, except per share amounts)
                                                           Q3 '02 vs. Q2 `02



                                                                            For the three months ended
                                                                            September 30,       June 30,
                                                                                2002             2002
                                                                             ---------         ---------

Net sales                                                                    $     837         $     896
Cost of sales                                                                      674               682
                                                                             ---------         ---------

Gross margin                                                                       163               214

Operating expenses:
   Selling, general and administrative expenses                                    158               190
   Research, development and engineering expenses                                  115               132
   Amortization of purchased intangibles                                            11                11
   Restructuring, impairment and other charges                                     125               494
                                                                             ---------         ---------

Operating loss                                                                    (246)             (613)

Interest income                                                                     10                10
Interest expense                                                                   (44)              (44)
Gain on repurchases of debt                                                         22                68
Other expense, net                                                                  (1)
                                                                             ---------         ---------

Loss before income taxes                                                          (259)             (579)
Benefit for income taxes                                                           (79)             (178)
                                                                             ---------         ---------

Loss before minority interest and equity earnings                                 (180)             (401)
Minority interest in losses of subsidiaries                                          5                 6
Equity in earnings of associated companies                                          42                25
                                                                             ---------         ---------

Net loss                                                                          (133)             (370)

Dividends and beneficial conversion on
  Series C preferred stock                                                        (127)
                                                                             ---------         ---------

Net loss attributable to common shareholders                                 $    (260)        $    (370)
                                                                             =========         =========

Basic and diluted loss per common share                                      $   (0.25)        $   (0.39)
                                                                             =========         =========

Shares used in computing per share amounts for
  basic and diluted loss per common share                                        1,036               948
                                                                             =========         =========


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                      CONSOLIDATED BALANCE SHEETS
                                                       (Unaudited; in millions)
                                                           Q3 '02 vs. Q2 `02

                                                                         Sept. 30,         June 30,
                                                                           2002              2002
                                                                        -----------      -----------
ASSETS

Current assets:
   Cash and cash equivalents                                             $     983        $     940
   Short-term investments, at fair value                                       618              383
                                                                         ---------        ---------
     Total cash and short-term investments                                   1,601            1,323
   Trade accounts receivable, net of doubtful accounts
     and allowances - $48 and $63                                              541              605
   Inventories                                                                 619              671
   Deferred income taxes                                                       380              400
   Other current assets                                                        374              333
                                                                         ---------        ---------

       Total current assets                                                  3,515            3,332

Restricted cash and investments                                                 70
Investments:
   Associated companies, at equity                                             696              666
   Others, at cost or fair value                                                74               74
                                                                         ---------        ---------
     Total investments                                                         770              740
Property, plant and equipment, at cost, net of accumulated
  depreciation - $3,405 and $3,302                                           4,592            4,757
Goodwill, net of accumulated amortization - $661 and $661                    2,113            2,000
Other intangible assets, net of accumulated amortization
  - $120 and $109                                                              378              390
Other assets                                                                   744              667
                                                                         ---------        ---------

Total Assets                                                             $  12,182        $  11,886
                                                                         =========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Loans payable                                                         $     213        $      57
   Accounts payable                                                            286              310
   Other accrued liabilities                                                   976            1,052
                                                                         ---------        ---------

       Total current liabilities                                             1,475            1,419

Long-term debt                                                               4,171            4,285
Postretirement benefits other than pensions                                    618              614
Other liabilities                                                              383              379
Commitments and contingencies
Minority interest in subsidiary companies                                      138              107
Series B convertible preferred stock                                                              7
Shareholders' equity:
   Series C mandatory convertible preferred stock                              245
   Common stock - Par value $0.50 per share;
     Shares authorized: 3.8 billion; Shares issued:
     1,222 million and 1,024 million                                           611              512
   Additional paid in capital                                                9,738            9,516
   Accumulated deficit                                                      (4,330)          (4,070)
   Cost of 74 million and 74 million
     shares of common stock in treasury                                       (736)            (775)
   Accumulated other comprehensive loss                                       (131)            (108)
                                                                         ---------        ---------
       Total shareholders' equity                                            5,397            5,075
                                                                         ---------        ---------

Total Liabilities and Shareholders' Equity                               $  12,182        $  11,886
                                                                         =========        =========


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                       (Unaudited; in millions)
                                                           Q3 '02 vs. Q2 `02

                                                                               For the three months ended
                                                                               September 30,    June 30,
                                                                                   2002           2002
                                                                                 --------       ---------
Cash flows from operating activities:
   Net loss                                                                      $  (133)       $   (370)
   Adjustments to reconcile net loss to net cash
     (used in) provided by operating activities:
      Amortization of purchased intangibles                                           11              11
      Depreciation                                                                   160             166
      Restructuring, impairment and other charges                                    125             494
      Gain on repurchases of debt                                                    (22)            (68)
      Stock compensation charges                                                                       1
      Equity in earnings of associated companies
        (in excess of) less than dividends received                                  (32)              5
      Minority interest, net of dividends paid                                        (5)             (6)
      Deferred tax benefit                                                           (20)            (37)
      Tax expense on stock options                                                    (1)
      Interest expense on convertible debentures                                       9              11
      Restructuring payments                                                         (77)            (58)
      Increases in restricted cash                                                   (20)
      Changes in certain working capital items                                        (3)            (56)
      Other, net                                                                       7             (70)
                                                                                 -------        --------
Net cash (used in) provided by operating activities                                   (1)             23
                                                                                 -------        --------

Cash flows from investing activities:
   Capital expenditures                                                              (70)           (111)
   Acquisitions of businesses, net of cash acquired                                  (56)
   Net proceeds from sale or disposal of assets                                       26              31
   Net increase in long-term investments and other
     long-term assets                                                                 (9)            (10)
   Short-term investments - acquisitions                                            (710)           (244)
   Short-term investments - liquidations                                             475             729
   Restricted investments - acquisitions                                            (117)
   Restricted investments - liquidations                                              67
   Other, net                                                                                         (1)
                                                                                 -------        --------
Net cash (used in) provided by investing activities                                 (394)            394
                                                                                 -------        --------

Cash flows from financing activities:
   Net repayments of short-term debt                                                  (1)           (331)
   Repayments of long-term debt                                                      (35)           (151)
   Redemption of Series B preferred stock                                             (7)
   Proceeds from issuance Series C preferred stock, net                              558
   Proceeds from issuance of common stock, net                                        14              18
   Redemption of common stock for income tax withholding                              (1)
   Repurchases of common stock for treasury                                          (23)
   Cash dividends paid to preferred shareholders                                     (67)
                                                                                 -------        --------
Net cash provided by (used in) financing activities                                  438            (464)
                                                                                 -------        --------

Effect of exchange rate changes on cash and cash equivalents                                          29
                                                                                 -------        --------
Net increase (decrease) in cash and cash equivalents                                  43             (18)
Cash and cash equivalents at beginning of period                                     940             958
                                                                                 -------        --------

Cash and cash equivalents at end of period                                       $   983        $    940
                                                                                 =======        ========


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                          OPERATING SEGMENTS
                                                       (Unaudited; in millions)
                                                           Q3 '02 vs. Q2 `02


                                                                    Three months ended             Three months ended
                                                                    September 30, 2002                June 30, 2002
                                                                  ----------------------         ----------------------

Telecommunications
Net sales                                                                $     366                      $    437
Research, development and engineering expenses                           $      71                      $     86
Interest expense                                                         $      27                      $     25
Segment loss before equity losses and restructuring,
  impairment and other charges                                           $    (132)                     $   (139)
    Equity in losses of associated companies                                    (5)                           (3)
                                                                         ---------                      --------
Segment loss before restructuring, impairment
  and other charges                                                           (137)                         (142)
Restructuring, impairment and other charges, net of tax                        (61)                         (259)
                                                                         ---------                      --------
Segment net loss                                                         $    (198)                     $   (401)
                                                                         =========                      ========

Advanced Materials
Net sales                                                                $     239                      $    242
Research, development and engineering expenses                           $      31                      $     32
Interest expense                                                         $       9                      $      8
Segment earnings before equity earnings and
  restructuring charges                                                  $       2                      $      9
    Equity in earnings of associated companies                                  11                            12
                                                                         ---------                      --------
Segment earnings before restructuring charges                                   13                            21
Restructuring charges, net of tax                                               (3)                           (1)
                                                                         ---------                      --------
Segment net income                                                       $      10                      $     20
                                                                         =========                      ========

Information Display
Net sales                                                                $     228                      $    212
Research, development and engineering expenses                           $      13                      $     14
Interest expense                                                         $      10                      $      9
Segment earnings before minority interest, equity
  earnings and restructuring charges                                     $      17                      $      8
    Minority interest in losses of subsidiaries                                  5                             5
    Equity in earnings of associated companies                                  32                            29
                                                                         ---------                      --------
Segment earnings before restructuring charges                                   54                            42
Restructuring charges, net of tax                                               (1)
                                                                         ---------                      --------
Segment net income                                                       $      53                      $     42
                                                                         =========                      ========

Total Segments
Net sales                                                                $     833                      $    891
Research, development and engineering expenses                           $     115                      $    132
Interest expense                                                         $      46                      $     42
Segment loss before minority interest, equity earnings
  and restructuring, impairment and other charges                        $    (113)                     $   (122)
    Minority interest in losses of subsidiaries                                  5                             5
    Equity in earnings of associated companies                                  38                            38
                                                                         ---------                      --------
Segment loss before restructuring, impairment
  and other charges                                                            (70)                          (79)
Restructuring, impairment and other charges, net of tax                        (65)                         (260)
                                                                         ---------                      --------
Segment net loss                                                         $    (135)                     $   (339)
                                                                         =========                      ========




                                                         CORNING INCORPORATED
                                                Schedule conforming historical segment
                                                    results to current presentation
                                                       For the quarters of 2001


                                                                 For the quarter ended,                     Total
                                                 ----------------------------------------------------
                                                  March 31        June 30      Sept. 30      Dec. 31        2001
                                                  --------        -------      --------      -------      ----------
Telecommunications Segment
Segment earnings (loss) before
  restructuring and impairment                     $   180      $       1       $   18       $ (280)      $     (81)
Restructuring and impairment, net of tax                           (4,726)        (222)        (174)         (5,122)
                                                   -------      ---------       ------       ------       ---------
Segment net income (loss)                          $   180      $  (4,725)      $ (204)      $ (454)      $  (5,203)
                                                   -------      ---------       ------       ------       ---------


Advanced Materials Segment
Segment earnings (loss) before
  restructuring and impairment                     $    32      $      18       $    8       $  (12)      $      46
Restructuring and impairment, net of tax                                                        (59)            (59)
                                                   -------      ---------       ------       ------       ---------
Segment net income (loss)                          $    32      $      18       $    8       $  (71)      $     (13)
                                                   -------      ---------       ------       ------       ---------


Information Display Segment
Segment earnings before
  restructuring and impairment                     $    41      $      47       $   39       $   22       $     149
Restructuring and impairment, net of tax                                                        (10)            (10)
                                                   -------      ---------       ------       ------       ---------
Segment net income                                 $    41      $      47       $   39       $   12       $     139
                                                   -------      ---------       ------       ------       ---------


Total Segments
Segment earnings (loss) before
  restructuring and impairment                     $   253      $      66       $   65       $ (270)      $     114
Restructuring and impairment, net of tax                           (4,726)        (222)        (243)         (5,191)
                                                   -------      ---------       ------       ------       ---------
Segment net income (loss)                          $   253      $  (4,660)      $ (157)      $ (513)      $  (5,077)
                                                   -------      ---------       ------       ------       ---------


Reconciliation:
Total segment net income (loss)                    $   253      $  (4,660)      $ (157)      $ (513)      $  (5,077)
Non-segment loss                                        (1)            (2)          (1)          (1)             (5)
Amortization of goodwill                              (143)          (150)         (35)         (35)           (363)
Non-segment restructuring and impairment                                                       (191)           (191)
Interest income                                         24             11           15           18              68
Income tax                                              (1)            44          (44)          67              66
Equity in earnings of associated companies                              2            2                            4
                                                   -------      ---------       ------       ------       ---------
Net income (loss)                                  $   132      $  (4,755)      $ (220)      $ (655)      $  (5,498)
                                                   =======      =========       ======       ======       =========